EXHIBIT 10-10

Mr. Richard T. Aab
Chairman & CEO
ACC Corp.
39 State Street
Rochester, New York   14614        CONFIDENTIAL

                              March  22, 1994

Dear Rick:

     We are pleased to hereby confirm terms of an agreement between ACC Corp. ("ACC" or the "Company", which terms shall include all ACC Subsidiaries) and Gagan, Bennett & Co., Inc. ("GBC"), whereby GBC is engaged to act as investment banking advisor to the Company.

I.   RESPECTIVE ROLES

     GBC will act as exclusive advisor to the Company and will assist the Company in the financial evaluation and negotiation of any potential sale or merger transaction, and will further assist the Company on an exclusive basis if it is determined that additional parties should be contacted or responded to regarding the possible sale or merger of the Company.

     GBC will also consider the proposed terms and price of a proposed transactions(s) from a financial point of view for fairness as part of this engagement. GBC gives no assurance that it will opine favorably or unfavorably on any proposed transaction. GBC will study proposed transactions(s) and deliver its opinion of an offer(s) in writing and be available to the board to review its opinion as necessary.

     GBC will also assist ACC by asking all interested parties to sign Confidentiality Agreements (which ACC will provide) and will discuss detailed information which might be considered confidential only when Confidentiality Agreements have been signed or when otherwise approved by ACC. GBC will also treat all detailed information as confidential and use it only in the course of performing its services under this agreement.

     ACC shall provide GBC with full and complete access to all properties and records. ACC will also provide copies of documents describing ACC and its operations to other qualified third parties, if it is determined that ACC wishes to consider possible offers from such parties. The scope and cost of such documentation shall be subject to the prior consent of ACC, which ACC shall not unreasonably withhold. ACC will readily provide, though, copies of its publicly filed financial statements, plus brochures and other relevant promotional or disclosure documents as needed to GBC and other third parties. Lastly, ACC agrees to provide accurate and complete information to GBC and to all other companies or parties which would be necessary for all the parties to form complete and fully informed judgements.

II.  FEES

     ACC hereby agrees to pay (or to cause an acquiring or merging party to pay) a fees to GBC at closing of $225,000. From this amount, to the extent previously paid, will be deductible: 1) a $25,000 retainer payable upon the signing of this agreement, and 2) a $100,000 fee payable upon the delivery of a written fairness opinion from GBC.

III. EXPENSES

     ACC hereby agrees to pay all reasonable documented out-of-pocket expenses when invoiced whether any transaction closes or not. Such expenses might include travel, lodging, courier and postage services, documents retrieval services, copying, and off-site meeting facility rentals. Any GBC legal expenses will be reviewed with ACC before incurrence, but will also be reimbursable to GBC, so long as ACC does not unreasonably withhold its approval of the need and likely costs of such legal expenditures.

IV.  DISCLOSURE

     No opinion letters, financial data, market data, description or memoranda or other documentation rendered by GBC pursuant to this agreement may be disclosed publicly or to any third party in any manner without first reviewing such disclosure with GBC and obtaining GBC's written approval, which shall not be unreasonably withheld.

V.   ANNOUNCEMENT

     If a transaction is consummated, GBC may place an announcement in newspapers or periodicals at GBC's own expense stating that GBC acted as an advisor to the Company.

VI.  INDEMNIFICATION

     The Company agrees to indemnify and hold harmless GBC and its directors, officers, and employees against any and all claims, damages, losses, liabilities, costs and expenses related to or arising out of the engagement of GBC by the Company pursuant to the terms hereof, or in connection therewith, and the Company will reimburse GBC in connection with investigating, preparing or defending any such action or claim, whether or not in connection with pending or threatened litigation in which GBC is a party or potential party. The Company will not, however, be responsible for any claims, liabilities, losses, damages or expenses that have been judicially determined to have been caused by GBC's bad faith or gross negligence. The foregoing shall be in addition to any rights that GBC or any indemnified party may have at common law or otherwise, including, but not limited to, contribution.

     Promptly after the receipt by GBC or notice of any claim, action, suit, proceeding or investigation with respect to which GBC may claim indemnification under this agreement, GBC shall provide written notice thereof to ACC. Thereafter, ACC shall be entitled to assume the defense of any such claim, action, suit, proceeding or investigation with counsel reasonably satisfactory to GBC. After written notice from ACC to GBC of its election to assume the defense thereof, ACC shall not be liable to GBC for any legal expenses or fees of other counsel or any other expense incurred by GBC, in connection with the defense thereof after such date, except as provided below and in the next paragraph of this agreement. GBC shall cooperate fully with ACC in the defense of any such claim, action, suit, proceeding, or investigation. Notwithstanding an election by ACC to assume defense, GBC shall have the right to employ separate counsel and to participate in, but not control, the defense of such claim, action, suit, proceeding or investigation and ACC shall bear the reasonable fees and expenses of such separate counsel (provided that with respect to any single claim, action, suit, proceeding or investigation, ACC shall not be required to bear the fees and expenses of more than one such counsel in any single jurisdiction) if (i) the use of counsel chosen by ACC to represent GBC would present a conflict of interest in the reasonable determination of such counsel of (ii) the defendants in, or target of, any such claim, action, suit, proceeding or investigation include both GBC and ACC, and GBC has reasonably concluded that there may be legal defenses available to it which differ from or are in addition to those available to ACC. ACC shall not be liable for any settlement of any such claim, action, suit, proceeding or investigation, effected by GBC without the written prior consent of ACC, which consent will not be unreasonably withheld.

     After the closing of a transaction or the termination of this agreement, to the extent GBC is requested by ACC to, or otherwise required to attend or participate in shareholder meetings, regulatory or other hearings, depositions, investigations, preparatory meetings, or other like sessions relating to services provided or transactions proposed or closed which have been, rightfully or wrongly, connected with this engagement, ACC will be responsible to pay, when invoiced, GBC's out-of-pocket expenses and $500 per day for any day within which we appear at or participate in such sessions.

VII. GOVERNING LAW

     This agreement will be governed by and construed in accordance with the laws of the State of New York.

IX.  TERMINATION

     The Company may terminate this agreement at any time for any reason upon written ten day notice. Regardless of termination, however, GBC will retain the right to indemnification and the related provisions; fees payable or fees to be due for any sale or merger transactions which are agreed to in a definitive purchase and sale or merger agreement before termination or which close prior to March 1, 1995 with any corporate party with whom discussions were held during our engagement; and any unpaid expenses (through the termination date.)

     If the foregoing meets with your understanding and approval, please sign and date this letter in the space provided below, whereupon this letter shall constitute a binding agreement.

                              Sincerely,

                              Gagan, Bennett & Co., Inc.

                              By: /s/Hugh F. Bennett
                                   Hugh F. Bennett, Director

Accepted and Agreed
to this _____ day
of March, 1994

ACC CORP.

By: ___________________________
     Richard T. Aab
     Chairman & CEO